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                                                                   EXHIBIT 99.3


PRESS RELEASE

KBK COMPLETES $350 MILLION SECURITIZATION

FORT WORTH, Texas--(BUSINESS WIRE)--Dec. 18, 2000--KBK Capital Corporation, (AMEX:KBK - news; PCX:KBK), which provides commercial loans and other financial services to middle-market businesses, today announced that the Company has completed a $350 million securitization, through its wholly-owned subsidiary, KBK Financial, Inc. Under this new facility, factored receivables and commercial business loans originated by KBK Financial, Inc., will be transferred, on a non-recourse basis, into a newly created wholly-owned subsidiary, or special purpose vehicle ("SPV"), named KBK Acceptance Company LP. Upon transfer to the SPV, the assets will be pledged to a multi-user conduit, sponsored by a German bank. After enhancement by a British insurance concern, the transaction was rated A1 by Moody's and F1 by Fitch IBCA. KBK will not recognize any gain or loss through its income statement as a consequence of this securitization transaction.

This new facility will initially carry a five-year commitment of $200 million, which may be increased to up to $350 million upon request by the Company and consent by the conduit sponsor. The facility will revolve, allowing for daily advances and pay downs, based on fluctuations in the Company's loan portfolio and capital needs.

The new financing will replace both the Company's existing $85 million off-balance sheet securitization, which was completed in 1997, and its $72.9 million multi-bank credit line. The Company's previous securitization facility was structured as an off-balance sheet transaction under FAS 125 and was dependent on annual renewal of 364-day liquidity lines provided by four commercial banks. The multi-bank line was subject to a two-year maturity. Historically, it had been the Company's practice to renew these commitments annually.

Commenting on this new financing, Deborah B. Wilkinson, Executive Vice President and Chief Financial Officer stated, "This new facility significantly enhances KBK's capital structure and provides numerous benefits, including:

         o (1) protection from possible disruptions in the liquidity and credit markets for up to five years,

         o (2) capacity to double the size of the Company's current portfolio of loans and factored receivables, therefore leveraging our strong equity capital and enhancing the return on shareholder equity,

         o (3) substantial reduction in the negotiation, communication and reporting requirements involved in maintaining short-term credit and liquidity lines through a group of financial institutions,

         o (4) flexibility to deal with an ever shifting portfolio asset mix, as fluctuating economic and competitive conditions drive changes in customer demand for factoring, working capital lines of credit and term loans, and

         o (5) simplification of the presentation of our financial reporting to shareholders by returning the portfolio assets to our balance sheet and eliminating cumbersome "as managed" vs. "owned assets" disclosures and discussions."


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Robert J. McGee, Chairman and Chief Executive Officer, noted that, "The credit markets continue to reflect clear signs of tightening and reduced liquidity. During our 38-year history, KBK has done business throughout many changes in the credit cycle. This experience has taught us that strong access to capital during tighter credit environments brings strong profit opportunities. The financing that we have just completed provides a level of capital significantly above our current requirements and insulates KBK from market liquidity events for the next 5 years. We believe that this will allow the Company to fund our organic growth without interruption, and allow us to be opportunistic regarding portfolio acquisitions. Additionally, we believe that our own shares, which are currently trading below book value, are significantly undervalued."

KBK Capital Corporation provides commercial loans, mezzanine loans, and factoring to middle-market businesses. KBK operates through its branch offices in the states of Texas, Missouri and California, as well as a nationwide correspondent network. The Company is headquartered in Fort Worth, Texas, and its common stock is listed on the American and Pacific Stock Exchanges under the ticker symbol "KBK."

Additional information on the Company is available on the World Wide Web at http://www.kbkcapital.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rates, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Contact:

     KBK Capital Corporation, Fort Worth
     Kathy Snook, 817/258-6000
     or
     RJ Falkner & Company, Inc.
     R. Jerry Falkner, 800/377-9893